Exhibit 10.53

Hewitt Associates LLC 100 Half Day Road Lincolnshire, IL 60069 Tel (847) 295-5000 Fax (847) 295-7634 www.hewitt.com	September 7, 2006 Mr. Dale L Gifford 100 Half Day Road Lincolnshire, IL 60069

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

Dear Dale:

This letter agreement will confirm our discussions of the past several weeks. You and Hewitt Associates, Inc. and Hewitt Associates LLC (collectively, the “Company”) agree to the following:

1. Departure Date. You have resigned your position as Chief Executive Officer of the Company and as a member of the Board of Directors (“Board”) of Hewitt Associates, Inc. and of the Board of Managers of Hewitt Associates LLC effective September 5, 2006. Until September 30, 2006 (“Departure Date”), you will continue as an employee and provide the Board and Chief Executive Officer of the Company such assistance as they may reasonably request in order to provide for an orderly transition of your duties. You will retire from employment with the Company and all subsidiaries on the Departure Date.

2. Consulting. You agree, for a period of twelve (12) months following the Departure Date, without compensation other than that provided under Section 5 hereof, to assist and consult with the Board and Chief Executive Officer, as they may reasonably request from time to time, in connection with any project or matter in which you were involved during your employment with the Company and any other matter in which your assistance would be deemed valuable and appropriate by the Company.

3. Release. The payment under Section 5 is subject to your compliance with the terms of this letter agreement, including Sections 2,4, 8 and 9 and your execution (not before the Departure Date and which is not thereafter revoked) of a General Release of Claims against the Company, its subsidiaries and affiliates, and their respective officers, directors, and employees, substantially in the form attached hereto as Exhibit A.

4. Covenants. Effective with this letter agreement, you will enter into an agreement protecting the proprietary interests of the Company, in the form attached hereto as Exhibit B, including a confidentiality covenant and a covenant applicable for twenty-four (24) months following the Departure Date not to compete with the Company and not to solicit the Company’s clients or potential clients or the Company’s employees or certain former employees.

Mr. Dale L. Gifford Page 2 September 7, 2006

5. Payment. Subject to the provisions of Section 3, following your separation of employment, you will be entitled to receive and retain a cash payment in the amount of $ 1,200,000, which will be paid in a lump sum within ten (10) days after the date that is six (6) months after your Separation Date.

6. Benefits. You will be entitled to payment of your salary and accrued vacation through the Departure Date, and reimbursement of all eligible business expenses incurred through the Departure Date. You are also entitled to health, welfare and retirement benefits in accordance with the terms of the applicable plans. For such purpose, you have satisfied the conditions to qualify for ‘Retirement’ treatment thereunder.

7. Long-Terrn Incentive Awards. All of your outstanding long-term equity awards are subject to the terms of such awards without any modification hereunder. For such purpose, you have satisfied the conditions to qualify for “Retirement” treatment thereunder.

8. Public Statements. You and the Company (for purposes of this Section 8, “the Company” means only (i) the Company by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees) agree not to make any public statements that disparage the other party, or in the case of the Company, its respective subsidiaries and affiliates, and the employees, officers, directors, products or services of the Company, subsidiaries and affiliates. Nothing in this paragraph will prohibit either the Company or you, or any other person, from making truthful statements when required by law or by order of a court or other body having jurisdiction.

9. Assistance in litigation. You agree to assist the Company and cooperate, without compensation other than that provided under Section 5 thereof, in the prosecution or defense of any dispute or matter in litigation, arbitration or other proceeding in which you were involved during your employment with the Company or its subsidiaries or affiliates and will make yourself available as reasonably requested by the Company for such purpose. You further agree to deliver to the Company copies of any lawsuit, subpoena, notice of deposition, or similar legal notification served on or delivered to you related to the Company or its affiliates within 48 hours of receipt or as soon as possible thereafter. In accordance with Company policy, you will be reimbursed for any reasonable expenses you might incur as a result of your consulting, assistance and cooperation pursuant to Section 2 and this Section 9.

Mr. Dale L. Gifford Page 3 September 7, 2006

10. Miscellaneous.

(a) Interpretation and Amendment. This letter agreement is governed by the laws of Illinois, without regard to any jurisdiction’s choice of law principles. The invalidity or unenforceability of any provision or any portion of a provision of this letter agreement shall not affect the validity or enforceability of any other provision or any other portion of a provision of this letter agreement; provided, the Company’s obligation under Section 5 is subject to the validity and enforceability of the General Release of Claims under Section 3 (and you will refund all amounts paid under Section 5 to the extent that the General Release of Claims is held to be invalid or unenforceable by a court of competent jurisdiction). This letter agreement may not be amended or otherwise modified other than by a written agreement executed by the parties to this letter agreement or their respective successors or legal representatives. The obligations in Sections 2 through 5 and Sections 8 and 9 of this letter agreement will survive your separation of employment.

(b) Other Agreements. The payment under Section 5 is in lieu of any other such arrangements or amounts to which you would otherwise be entitled by virtue of your continued employment or separation of employment with the Company. This letter agreement represents the entire agreement between you and the Company on the matters it addresses and supersedes any other agreement, written and oral, between you and the Company on the same matters.

(c) Taxes and Withholding. The Company may withhold or cause to be withheld from amounts payable under this letter agreement such federal, state, local, or foreign taxes or other amounts as are required to be withheld under any applicable law or regulation.

(d) Dispute Resolution. Except for claims by the Company for injunctive relief to enforce any of the provisions of Sections 4, 8 and 9 hereof, any controversy or claim arising out of or relating to this letter agreement or the breach of this letter agreement, that cannot be resolved by you and the Company will be submitted to arbitration in metropolitan Chicago, Illinois in accordance with the commercial dispute rules and procedures of the American Arbitration Association, which arbitration will be a binding and conclusive settlement of any such claims or disputes. Judgment upon the award rendered in such proceeding may be entered in any court having proper jurisdiction.

Mr. Dale L. Gifford Page 4 September 7, 2006

(e) Indemnification. The Company will continue to indemnify you to the maximum extent provided under the Company’s charter, by-laws and applicable law for your acts and failures to act occurring during your employment and service as a member of the Board. The Company will continue to cover you under any directors’ and officers’ liability insurance that the Company may maintain that covers either its officers or other members of the Board (or both) for such period as you may be subject to liability for any act or failure to act occurring during your employment and service as a member of the Board.

(f) Waiver. Either you or the Company may, by written notice to the other, extend the time for or waive such party’s right to require the other party to perform under any of the provisions of this letter agreement. Such an extension or waiver shall not affect the rights of such party to require such performance. The failure of the Company or you to insist on strict compliance with any provision of this letter agreement will not be deemed to be a waiver by the Company or you of such provision or any other provision of this letter agreement.

(g) Notices. Any notices to the other party required under this letter agreement must be addressed as follows; if by the Company to you, the Company will use your current address contained in its personnel files; if by you to the Company, you will address notices to Hewitt Associates, Inc., 100 Half Day Road, Lincolnshire, Illinois 60069, Att: Chief Legal Officer. You or the Company may change the address for future notices by giving notice of the change as provided in this paragraph.

(h) Successors and Assignment. This letter agreement is binding on and inures to the benefit of you, the Company, and your and the Company’s respective heirs, executors, successors, and permitted assigns. This letter agreement may not be assigned in whole or in part by either party without the written consent of the other, except that the Company may assign this letter agreement, without your consent, to any business entity into which or with which it may merge or to which it may transfer substantially all of its assets, provided that the assignee assumes the liabilities, obligations, and duties of the Company contained in this letter agreement either contractually or as a matter of law.

We appreciate your years of loyal and productive service with the Company and wish you the very best for the future.

Mr. Dale L. Gifford Page 5 September 7, 2006

If the terms of this letter agreement are acceptable to you, please sign and date this letter as indicated below and return it to me at the Company’s address above. This letter agreement will become effective on the date signed by you.

Hewitt Associates, Inc.

/s/ John M. Ryan
John M. Ryan, Senior Vice President, Chief Legal Officer

Hewitt Associates, LLC

/s/ John M. Ryan
John M. Ryan, Senior Vice President, Chief Legal Officer

Agreed and Accepted:

/s/ Dale L. Gifford
Dale L. Gifford
September 13, 2006

Exhibit A

General Release of Claims

Hewitt Associates. Inc. and Hewitt Associates LLC (collectively, the “Company”), and Dale L. Gifford (“Gifford”) agree (collectively, the Company, together with its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof are referred to throughout this General Release of Claims as the “Employer”) (collectively, Gifford, together with his heirs, executors, administrators, successors and assigns hereof of are collectively referred to throughout this General Release of Claims as the “Employee”) as follows:

1. Last Day of Employment. Gifford’s last day of employment with the Company was September 30, 2006. This General Release of Claims is entered into pursuant to the letter agreement between Gifford and the Company, dated September 7, 2006 (“Letter Agreement”). Gifford acknowledges and agrees that, after September 30, 2006, he will not represent himself as being a director, employee, officer, trustee, agent or representative of the Company for any purpose. Effective September 5, 2006, Gifford resigned from all offices and directorships held with, or on behalf of, the Company and all subsidiaries and affiliates.

2. Consideration. The parties acknowledge that this General Release of Claims is being executed in accordance with Section 3 of the Letter Agreement and in consideration of certain payments to be paid to Gifford thereunder.

3. Revocation. Employee may revoke this General Release of Claims for a period of seven (7) calendar days following the day he executes this General Release of Claims. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our General Release of Claims.” The revocation must be personally delivered or mailed to the Company’s Chief Legal Officer, Hewitt Associates, Inc., 100 Half Day Road, Lincolnshire, Illinois 600069 and postmarked within seven (7) calendar days of execution of this General Release of Claims. This General Release of Claims shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Illinois, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this General Release of Claims, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	The Illinois Human Rights Act, as amended;

•	The Illinois Wage Payment and Collection Act, as amended;

•	Equal Pay Law for Illinois, as amended;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys” fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the General Release of Claims does not apply are; (i) the Employee’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to September 30, 2006 with regard to Ms service as an officer and director of the Employer (including, without limitation, under Section 10(e)of the Letter Agreement); (ii) the Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Employer or under COBRA; or (iii) the Employee’s rights as a stockholder.

5. No Claims Permitted. Employee waives his right to file any charge or complaint against Employer arising out of his employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in Section 5 and 6 of the Letter Agreement. Employee also affirms he has no known workplace injuries.

7. Reaffirmation of Covenants, Public Statements. Assistance; Return of Property. Employee reaffirms his obligations under Sections 2,4, 8 and 9 of the Letter Agreement. Employee represents that he has returned to the Employer all property belonging to the Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards.

8. Governing Law and Interpretation. This General Release of Claims shall be governed and conformed in accordance with the laws of the State of Illinois without regard to the conflict of laws principles of any jurisdiction. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this General Release of Claims only in accordance with Section 10(d) of the Letter Agreement. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this General Release of Claims in full force and effect, excepting the Company’s obligation under Section 5 of the Letter Agreement. Nothing herein, however, shall operate to void or nullify any general release language contained in this General Release of Claims.

9. Nonadmission of Wrongdoing. Employee agrees that neither this General Release of Claims nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Amendment. This General Release of Claims may not be modified, altered or changed except upon the express written consent of both parties wherein specific reference is made to this General Release of Claims.

11. Entire Agreement. The Letter Agreement and this General Release of Claims set forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties. Employee acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this General Release of Claims.

EMPLOYEE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS GENERAL RELEASE OF CLAIMS AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS GENERAL RELEASE OF CLAIMS.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS GENERAL RELEASE OF CLAIMS DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS GENERAL RELEASE OF CLAIMS, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE LETTER AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS GENERAL RELEASE OF CLAIMS INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this General Release of Claims as of the date set forth below:

HEWITT ASSOCIATES, INC.

/s/ Dale L. Gifford	By:	/s/ John M. Ryan
Dale L. Gifford		Name:	John M. Ryan
		Title:	Senior Vice President, Chief Legal Officer

Date: September 13, 2006	Date:	September 13, 2006

HEWITT ASSOCIATES LLC

By:	/s/ John M. Ryan
	Name:	John M. Ryan
	Title:	Senior Vice President, Chief Legal Officer

Exhibit B

AGREEMENT

The term “Hewitt” as used in this Agreement shall include Hewitt Associates LLC and its affiliated, parent, partner, predecessors and subsidiary entities as well as its successors and assigns.

I understand that I am employed by Hewitt and will learn, have learned and will have and have had access to Hewitt’s confidential, trade secret and proprietary information and to its clients, suppliers, vendors or affiliates to which I would not have access but for my participation in the Hewitt Leadership Group and my employment by Hewitt I understand that the products and services that Hewitt develops, provides and markets are unique. Further, I know that my promises in this Agreement are an important way for Hewitt to protect its proprietary interests.

In addition to other good and valuable consideration, pursuant to a letter agreement with Hewitt, dated September 7, 2006 (“Letter Agreement”), I will be expressly paid a certain amount in connection with my separation of employment with Hewitt in exchange for this Agreement among other agreements. In consideration of the foregoing, I agree as follows:

1. Disclosure of Confidential Information. I will not, without Hewitt’s prior permission, directly or indirectly utilize or disclose to anyone outside of Hewitt, either during or after my employment or relationship with Hewitt ends, trade secrets or other confidential information of Hewitt, or any information received in confidence from third parties by Hewitt or about third parties by Hewitt, as long as such matters remain trade secrets or confidential. Trade secrets and other confidential information shall include any information or material which is not generally known to the public and which is generated or collected by or utilized in the operations of Hewitt and relates to the actual or anticipated business of Hewitt. Information made generally known to the public through improper means shall nonetheless be considered confidential and/or trade secrets. The confidentiality obligations herein shall not prevent me from revealing evidence of criminal wrongdoing to law enforcement or prohibit me from divulging confidential information or trade secrets by order of court or agency of competent jurisdiction; however, I shall promptly inform Hewitt of any such situations in advance of such disclosure.

2. Ownership of Work. I hereby assign to Hewitt my entire right, title and interest in any work that I perform while employed by Hewitt that relates in any way to the actual or demonstrably anticipated business of Hewitt. I acknowledge that the copyright and any other intellectual property right in such work and related documentation, and work of authorship, which are created within the scope of my relationship with Hewitt, belong to Hewitt.

3. Return of Property and Copying. I agree that all materials in my possession or control as a result of my employment with Hewitt which in any way relate to Hewitt’s business shall be the sole property of Hewitt. I will at any time upon the request of Hewitt and in any event promptly upon termination of my employment or relationship with Hewitt, deliver all such materials to Hewitt and will not retain any originals or copies of such materials. I also agree that I will not copy or remove from Hewitt’s place of business property or information belonging to Hewitt or entrusted to Hewitt or provide any such materials to any competitor of Hewitt without the express written consent of Hewitt.

4. Protection of Proprietary Interests.

(a) I agree that during my employment or relationship with Hewitt and for 24 months thereafter I will not, directly or indirectly, in any capacity solicit or provide products or services competitive with or similar to products or services offered by Hewitt to any person, company or entity that was a Hewitt client or potential client for such products or services and with which I had direct or indirect contact regarding those products or services at any time during the last 18 months of my employment or relationship with Hewitt.

(b) I agree that that during my employment or relationship with Hewitt and for 24 months thereafter, I will not directly or indirectly, in any capacity, conduct business on behalf of or become employed by, associated with, own, manage or operate any business which provides products or services competitive with or similar to products or services offered by Hewitt within 30 miles of any office of Hewitt from which I conducted business during the last 18 months of my employment or relationship with Hewitt

(c) I agree that during my employment or relationship with Hewitt and for 24 months thereafter, I will not, directly or indirectly hire, solicit, or attempt to hire any employee or independent contractor of Hewitt or any person who was an employee or independent contractor of Hewitt during the 6 months preceding the termination of my employment or relationship with Hewitt.

5. Jurisdiction, Choice of Law, In Injunctive Relief and Attorney Fees. I consent to the jurisdiction of the courts of Illinois and the application of Illinois law with respect to any matter arising out of this Agreement. In the event of a breach or a threatened breach of this Agreement by me, I acknowledge that Hewitt will face irreparable injury which may be difficult to calculate in dollar terms and that Hewitt shall be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary injunctions and final injunctions enjoining such breach or threatened breach. In the event Hewitt shall successfully enforce any part of this Agreement through legal proceedings, I agree to pay Hewitt all costs and attorneys’ fees reasonably incurred by Hewitt in connection therewith.

6. Amendment, Severability and Merger. With respect to the subject matter hereof, this Agreement is my entire agreement with Hewitt, and it amends all previous oral or written understandings or agreements, if any, made by or with Hewitt regarding the same subject matter. No waiver of any breach of any provision of this Agreement by Hewitt shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court to be unenforceable, in whole or in part, the remainder of this Agreement as well as the provisions of my prior agreement, if any, regarding the same subject matter as that which was found unenforceable herein shall nevertheless be enforceable and binding on the parties. I also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I affirmatively state that I have not, will not and cannot rely on any representations not expressly made herein.

7. Assignability. The rights herein may be assigned by Hewitt and shall bind and inure to the benefit of Hewitt’s successors, assigns, heirs and representatives. If Hewitt makes any assignment of the rights herein, I agree that this Agreement shall remain binding upon me in any event.

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8. Change of Position. I acknowledge and agree that any change in my position or title with Hewitt shall not cause this Agreement to terminate and shall not effect any change in my obligations under this Agreement as long as my relationship remains with Hewitt.

9. Acceptance. I agree that this Agreement is accepted by me through my original, electronic or facsimile signature or acknowledgement. I further agree that Hewitt is deemed to have accepted this Agreement as evidenced by my employment or relationship with Hewitt, the payment of wages or monies to me and by Hewitt’s agreement to the Separation Agreement.

Agreed to by:

/s/ Dale L. Gifford	Date: September 13, 2006
Dale L. Gifford

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